UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 18, 2019

 HIGHPOWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34098	20-4062622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-89686238

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously reported, on June 2, 2018, Highpower International, Inc. (the “Company”) announced the receipt of a non-binding proposal (the “Original Proposal”) from Mr. Dang Yu (George) Pan, Chairman of the Board and Chief Executive Officer and stockholder of the Company, to acquire certain outstanding shares of the common stock of the Company, at a cash purchase price of $4.80 per share.. On June 25, 2018, the Board of Directors of the Company formed a Special Committee (the “Special Committee”) to consider the Original Proposal. On March 13, 2019, the Company was notified that Mr. Pan, Wen Liang Li, a director and stockholder of the Company, and Wen Wei Ma, a stockholder of the Company, and Essence International Financial Holdings (Hong Kong) Limited (collectively, the “Consortium”) entered into a Consortium Agreement (the “Consortium Agreement”) to work together on the proposed transaction to acquire the Company pursuant to the terms of the Original Proposal. The Original Proposal and the Consortium Agreement were each previously reported by the Company on a Form 8-K filed with the Securities and Exchange Commission on June 4, 2018, and March 14, 2019, respectively.

On April 18, 2019, the Special Committee received a letter (the “Letter Amendment”) confirming that the Consortium would acquire all of the outstanding shares of common stock of the Company not currently owned, directly or indirectly, by the Consortium in a “going private” transaction and committing that the proposed transaction would be subject to a non-waivable condition requiring the approval by holders of a majority of the outstanding shares of the common stock of the Company not currently owned by the Consortium. The Letter Amendment also provides that Mr. Pan and Mr. Li would recuse themselves from participating in any deliberations or decisions by the Board of Directors of the Company in respect of the proposed transaction. The other terms of the Original Proposal remain except as amended by the Letter Amendment).

The Company cautions stockholders and others considering trading in its securities that the Special Committee has made no decisions with respect to the proposed transaction. There can be no assurance that any definitive offer will be made by the Consortium or any other person, that any definitive agreement will be executed relating to the proposed transaction, or that the proposed transaction or any other transaction will be approved or consummated.

A copy of the Letter Amendment and the Company’s press release are attached to this report as Exhibits 99.1 and 99.2, respectively.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Letter Amendment, dated April 18, 2019, to the Special Committee of the Board of Directors of the Company
99.2	Press Release dated April 26, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2019	Highpower International, Inc.

	/s/	Shengbin (Sunny) Pan
	By:	Shengbin (Sunny) Pan
	Its:	Chief Financial Officer

INDEX

Exhibit No.	Description
99.1	Letter Amendment, dated April 18, 2019
99.2	Press Release, dated April 26, 2019